                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                           c/o The Altman Group, Inc.
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071
                                 (800) 217-9608

                                 March 16, 2005


Dear Limited Partner:

         You should have already received the tender offer documents, including the Offer to Purchase dated February 16, 2005, we recently mailed you offering to acquire your units of limited partnership interest in DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II. The offer was scheduled to expire on March 16, 2005. BY THIS LETTER, WE ARE NOTIFYING YOU THAT WE HAVE EXTENDED THE TENDER OFFER UNTIL MIDNIGHT, NEW YORK TIME, ON MARCH 28, 2005. As of March 15, 2005, 1,156 units, or approximately 3.10% of the outstanding units, had been tendered to us in response to this offer.

         Our offer provides you with an opportunity to gain liquidity for your investment and to eliminate the cost and record keeping associated with limited partnership tax reporting. If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         If you have not already done so, please remember, that to accept our offer the enclosed Acknowledgement and Agreement must be received before March 28, 2005.

         If you have any questions or need assistance in completing the enclosed Acknowledgement and Agreement, please contact our information agent, The Altman Group, Inc., toll free, at (800) 217-9608.

       IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE DISREGARD THIS LETTER.

                                      AIMCO PROPERTIES, L.P..


                    THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

         By Mail:                     By Overnight Courier:                By Hand:


 1275 Valley Brook Avenue         1275 Valley Brook Avenue         1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071      Lyndhurst, New Jersey 07071      Lyndhurst, New Jersey 07071

        By Facsimile:                     By Telephone:
       (201) 460-0050                TOLL FREE (800) 217-9608
